Exhibit 10.3

Spherix Incorporated

May 25, 2010

Robert L. Clayton

CFO and Treasurer

Spherix Incorporated

6430 Rockledge Drive, Suite 503

Bethesda, MD  20817

Dear Robert:

On behalf of the Board of Directors (the “Board”) of Spherix Incorporated (the “Company”), I am pleased to confirm your continued employment as CFO and Treasurer.

1.             POSITIONS; START DATE

As CFO and Treasurer of the Company, you shall report to the CEO/COO of the Company and perform such other duties as may be assigned to you by the Board.  You agree not to actively engage in any other employment, occupation or consulting activity that conflicts with the interests of the Company.

2.             SALARY

Your base salary will be $16,666.66 per month ($200,000.00 annualized), payable monthly in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes.  Because your position is exempt from overtime pay, your salary will compensate you for all hours worked.  Your salary will be reviewed annually by the Board, or its Compensation Committee, and any adjustments will be effective as of the date determined by the Board, or its Compensation Committee.

3.             BONUS

In addition to your salary, you will be eligible to earn an annual bonus of up to thirty-five percent (35%) of salary if you meet or exceed certain performance standards which will be mutually determined by you and the Compensation Committee and approved by the Board.  The performance standards will be determined and approved prior to the beginning of each calendar year. You will be eligible for an annual bonus for any calendar year only if you remain employed as Director of Administrative Services and Corporate Secretary as of December 31 of such calendar year.  The bonus will be payable within thirty (30) days of the filing by the Company of its Form 10-K for the relevant calendar year.  The bonus will be payable in cash, subject to applicable withholding taxes.

6430 Rockledge Drive, Suite 503

Bethesda, MD  20817

Tel.:  (301) 897-2540; Fax:  (301) 897-2567

http://spherix.com

4.             BENEFITS

You will also be entitled, during the term of your employment, to such employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements.  You will also be entitled, during the term of your employment, to paid time off in accordance with the Company’s policies.

5.             TERMINATION OF EMPLOYMENT

5.1.          Your employment shall terminate automatically upon your death.  The Company shall be entitled to terminate your employment because of your Disability (as herein defined).  A termination of your employment by the Company for Disability shall be communicated to you by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by you (“Disability Effective Date”) at which time your employment shall end, unless you return to full-time performance of your duties before the Disability Effective Date.  For purposes of this letter agreement, “Disability” means that you have been unable, for the period specified in the Company’s disability plan for senior executives, but not less than a period of sixty (60) consecutive business days, to perform your duties with or without reasonable accommodation under this letter agreement, as a result of physical or mental illness or injury.

5.2.          The Company may terminate your employment hereunder for Cause or without Cause at which time your employment shall end, as set forth herein.  “Cause” means termination due to (i) an act or acts of personal dishonesty taken by you and intended to result in your substantial personal enrichment at the expense of the Company; (ii) your continued failure to substantially perform your employment duties (other than any such failure resulting from your incapacity due to physical or mental illness) which are not remedied in a reasonable period of time (to be no less than thirty (30) days after receipt of the “Notice of Termination for Cause”); or (iii) conviction of, or a plea of guilty or no contest by you to, a crime that constitutes a felony involving moral turpitude.

5.3.          You may terminate your employment hereunder without the Company’s approval at any time without Good Reason upon not less than sixty (60) nor more than ninety (90) days advance written notice to the Company stating the date on which your employment shall end (the “Notice of Termination without Good Reason”).  A termination of your employment by you without Good Reason shall be effected by giving the Company written notice of the termination and setting forth the date of such termination.  Notwithstanding the foregoing, the Company may elect to have any such termination become effective immediately or at such other date, not later than the date specified in the Notice of Termination without Good Reason, as the Company may determine; provided, however, that the Company will continue your base salary, benefits and perquisites through the date specified by you for your termination in the Notice of Termination without Good Reason.

5.4.          You may terminate your employment hereunder for Good Reason by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and

Spherix Incorporated

6430 Rockledge Drive, Suite 503, Bethesda, MD 20817

Tel.: 301-897-2540 • Fax: 301-897-2567

the specific provision(s) of this letter agreement on which you rely.  The failure by you to set forth in the Notice of Termination for Good Reason any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of yours hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder.  “Good Reason” means (i) a Change of Control as defined in Section 5.5 or (ii) a “material breach” (as herein defined) by the Company of any provision of this letter agreement which is not cured within thirty (30) days after written notice by you to the Company of such breach (the “Cure Period”).  If you elect to terminate your employment for Good Reason due to a Change of Control, such notice shall be provided no later than the end of the Change in Control Period set forth in Section 5.5.  For purposes of this paragraph, a “material breach” shall include, (a) any action by the Company which results in a diminution in position, authority, comparable duties or responsibilities, excluding for these purposes an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company within the Cure Period; or (b) any failure by the Company to comply with any of the material provisions of Sections 2, 3 or 4 of this letter agreement other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company within the Cure Period.

5.5.          Change of Control and Change of Control Period Defined.

“Change of Control” means:

(a)           if any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such Company; or

(b)           if a majority of members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or

(c)           if there is a change in the ownership of a substantial portion of the Company’s assets occurring on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions (for this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets).

“Change of Control Period” means the three (3) months period following a Change of Control; provided, that for purposes of this letter agreement there can be no more than one Change of Control Period.

6.             PAYMENTS UPON TERMINATION OF EMPLOYMENT

6.1.          If your employment is terminated by death, the Company terminates your employment for Disability or for Cause, or, except as set forth in Section 6.2(ii) hereof, you terminate your employment without Good Reason, the Company shall:

(a)           pay to you (or in the event of termination of employment by reason of your death, your legal representative or your estate if no representative has been appointed) in a lump sum in cash, within thirty (30) days after the date of termination, or as otherwise provided in this Section 6.1, any portion of your base salary through the date of termination that has not been paid plus any outstanding expenses due to you; and

(b)           make available to you (or your eligible dependents) any rights to continued health and welfare benefits provided by law at your (or your eligible dependents) expense (i.e., COBRA) or payable to you under the terms of such plans and programs in effect immediately prior to your death or Disability.

6.2.          If your employment is terminated: (i) by the Company other than for Cause; (ii) by either the Company or you contemporaneously with or during the Change of Control Period; (iii) by the Company and it is reasonably demonstrated that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or in anticipation of a Change of Control; or (iv) by you for Good Reason, the Company shall:

(a)           pay to you, in accordance with the Company’s payroll procedures, an amount equal to twelve (12) months of your then-existing base salary in lieu of any severance under the Company’s Severance Plan, payable over the twelve (12) month period following the date of termination; and

(b)           pay twelve (12) months of health and welfare (COBRA) benefits that provide you with coverage comparable to other executives that are employed by the Company during that time.

7.             CONFIDENTIALITY AND OTHER AGREEMENTS

With your employment comes the responsibility that you will honor any confidentiality or other agreements you have signed with other entities.  If you have any confidential information or trade secrets, written, or otherwise known by you, you agree not to bring them to the Company, and you agree not to use them in any way.  You attest that you have not signed a “non-competition” agreement or any other agreement that would prohibit you from working here and that you will fully comply with the provisions of all agreements with prior employers.

8.             ADDITIONAL PROVISIONS

The terms described in this letter agreement will be the terms of your employment, and this letter supersedes any previous discussions or offers.  Any additions or modifications of these terms would have to be in writing and signed by you and the Chairman of the Compensation Commission.

The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Delaware (except their provisions governing the choice of law).

If you agree that this letter agreement evidences our agreement concerning your employment as Director of Administrative Services and Corporate Secretary, please indicate so by signing both copies of this letter retaining one for your files.

I look forward to a productive and mutually beneficial working relationship.  Please let me know if I can answer any questions for you about any of the matters outlined in this letter agreement.

Sincerely,

/s/ Aristides Melissaratos
Aristides Melissaratos
Chairman of Compensation Committee

ACCEPTANCE

I confirm the continuation of my employment as CFO and Treasurer of Spherix Incorporated under the terms set forth in this letter agreement:

/s/ Robert L. Clayton
Robert L. Clayton